Exhibit 10.7
 Contact Information:
Jim Loofbourrow
Entrada Networks
(858) 597-1102 x108
jloofbourrow@entradanet.com

Entrada Networks Announces Fourth Quarter & Year End Results

    San Diego, CA- (Business Wire)- May 16, 2005-- Entrada Networks, Inc. (OTCBB: ESAN) enabling the future of data convergence through high-speed networking and storage solutions, announced today results for the fourth quarter and fiscal year ended January 31, 2005.

    Entrada reported revenues for the fourth quarter ended January 31, 2005 of $1.14 million, compared with $0.5 million for the fourth quarter of the prior fiscal year, an increase of 116%. The Company reported a net loss of $1.5 million, or $0.10 per share, compared with a net loss of $1.4 million, or $0.10 per share, in the comparable quarter of the prior fiscal year.

    For the year ended January 31, 2005, the Company reported revenues of $4.1 million, or a revenue decline of 34% when compared with total revenues of $6.2 million for the prior fiscal year. The Company reported a net loss of $3.9 million or $0.26 per share, compared with a net loss of $2.0 million, or a loss of $0.15 per share in the prior fiscal year.

    The financial results for the fourth quarter and the fiscal year ended January 31, 2005, include the operations of Microtek Systems, Inc., which the Company acquired through its subsidiary Torrey Pines Networks, Inc. on May 14, 2004. With the addition of Microtek the Company has grown to employ 30 people across three locations: San Diego and Lake Forest in California, and Milwaukee, Wisconsin

    The decline in annual revenue reflects the loss of business from Cisco Systems partly offset by the revenues attained from the acquisition of Microtek Systems from May 2004. The inclusion of Microtek Systems and the cost containment measures helped the Company to improve or maintain (based on the inclusion of write downs in inventory in the prior year) its gross profit margin despite the temporal decline in annual revenue. The increase in net loss for the fiscal year ended January 31, 2005 primarily reflects the $1.4 million of charges attributable to interest expense and expenses related to the value of warrants issued in connection with debt financing arrangements and service contracts, and other charges and fees associated with debt financings as well as the acquisition of Microtek Systems.

Letter To The Shareholders from Dr. Kanwar J.S. Chadha, Chairman

Dear Entrada Shareholders,

Fiscal year 2005, ended January 31, 2005, was marked by a unique set of challenges. We started the year with a significantly reduced revenue base resulting from the loss of Cisco Systems’ business in the prior year. While we were mitigating the impact on our business through cost and expense reductions, it became imperative to grow our revenue base and grow quickly.

We aggressively pursued our strategy to acquire and develop companies that specialize in storage based applications, such as security and disaster recovery, and provide solutions and services that inherently show recurring revenue stream and higher profit margins. The first step in the implementation of our strategy was manifest when, through our Torrey Pines subsidiary, we acquired Microtek Systems, Inc., in May 2004. Microtek Systems is a leading provider of security, digital imaging, information infrastructures and storage solutions to customers primarily in the mid-west.

Today, the focal point of our business development efforts are in our Torrey Pines subsidiary.  We have announced the availability of a sixteen channel Metro Area Transport Platform based on Coarse Wave Division Multiplexing (CWDM) technology. Our line of CWDM products, including 8 and 16 channel modules that support 2.5 Gbps data rates, provide passive optical network service operators a cost effective means to support high bandwidth build-outs in enterprise access and metropolitan area networks. This product family offers a robust solution and compelling value in applications as diverse as connecting data centers and post production facilities of film studios, and aggregating data and video traffic for universities, corporate campuses and cable operators. And, most importantly, we have started shipping our Silverline™-CWDM-400, an 8-channel 4-port product line, to a number of significant customers.

In our legacy businesses, we continue to manufacture and sell a line of fast and gigabit Ethernet adapter cards, as well as routers, service channel and data channel units, to large networking OEMs. And, we continue to manufacture, sell and service a line of frame relay access devices and routers to financial institutions. You can learn more about our products and services by visiting us at www.EntradaNetworks.com ..

Looking ahead, we have embarked on a major effort to establish and build a storage centric business through Torrey Pines. We are engaged in establishing this business organically, as well as we are talking to select acquisition candidates. In parallel, we are seeking additional financing that shall provide for development and working capital, acquisition financing, and the retirement of the $1.8 million debt that we raised in the last fiscal year.

Thank you for your continued support.

Sincerely,

Kanwar J.S. Chadha, Ph. D.
Chairman, President & CEO

About Entrada Networks, Inc.

Entrada Networks is enabling the future of high-speed data convergence by developing networking solutions that carry business information, filmed entertainment and other traffic across broad geographical areas. Entrada develops and markets products and solutions in the storage networking and network connectivity industries through several subsidiaries, each bringing best-of-breed technology solutions for mission-critical networking applications for the entertainment industry, higher education, cable operators and the world's largest corporate data systems. Entrada's operating subsidiaries include Torrey Pines Networks, Inc., Rixon Networks, Inc., Microtek Systems Inc., and Sync Research, Inc. Torrey Pines Networks specializes in the design and development of its storage and metropolitan area networks transport product line, Silverline™, which is primarily designed to: 1) interconnect geographically separate data centers and post production facilities of film studios; and 2) aggregate different types of data or video traffic for university campuses, cable operators or companies with a significant price/feature advantage. Microtek Systems provides security, digital imaging, storage and disaster recovery solutions to address the needs of Fortune 5000 companies. Rixon Networks manufactures and sells Fast Ethernet and Gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. Entrada is headquartered in San Diego, CA. For more company information please visit http://www.EntradaNetworks.com/

Safe Harbor
Except for the historical information contained herein, the matters set forth in this press release, including statements as to management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Since these forward-looking statements involve risks and uncertainties and are subject to change at any time, Entrada Networks' actual results could differ materially from expected results. These forward-looking statements speak only as of the date hereof. Entrada Networks undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise. Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in Entrada Networks' filings with the SEC, including but not limited to Entrada Networks' Form 10-K for the fiscal year ended January 31, 2004, filed with the SEC on May 14, 2004, and subsequent quarterly reports on Form 10-QSB.

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share amounts)
	Three months ended		Twelve months ended
	January 31,		January 31,
	2005	2004	2005	2004

NET REVENUES
PRODUCT	$854	$298	$2,623	$5,224
SERVICES	$287	231	$1,501	997
TOTAL NET REVENUES	1,141	529	4,124	6,221
COST OF REVENUE
PRODUCT	$463	1,433	$1,769	4,532
SERVICES	$132	79	$685	326
TOTAL COST OF REVENUE	595	1,512	2,454	4,858
GROSS PROFIT	546	(983)	1,670	1,363
OPERATING EXPENSES
Selling and marketing	$141	66	$696	456
Engineering, research and development	$176	209	$853	1,150
General and administrative	$902	237	$2,601	1,457
Other operating expenses	$-	0	$-	341
TOTAL OPERATING EXPENSES	1,219	512	4,150	3,404
LOSS FROM OPERATIONS	(673)	(1,495)	(2,480)	(2,041)
OTHER CHARGES/ INCOME
Interest expense, net	$(836)	(1)	$(1,399)	(14)
Other income	$26	55	$27	71
TOTAL OTHER CHARGES/ INCOME	(810)	54	(1,372)	57
NET LOSS	$(1,483)	$(1,441)	$(3,852)	$(1,984)
LOSS PER COMMON SHARE:
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	15,430	13,901	14,907	13,528
DILUTED	15,430	13,901	14,982	13,528
BASIC AND DILUTED NET LOSS PER COMMON SHARE
BASIC	(0.10)	(0.10)	(0.26)	(0.15)
DILUTED	(0.10)	(0.10)	(0.26)	(0.15)

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)
	January 31, 2005	January 31, 2004
ASSETS

CURRENT ASSETS
Cash and equivalents	$148	$72
Short-term investments	$-	-
Accounts receivable, net	$596	561
Inventory, net	$2,154	2,294
Deferred costs	960
Prepaid expenses and other current assets	$444	350
TOTAL CURRENT ASSETS	4,302	3,277
PROPERTY AND EQUIPMENT, NET	$496	590
GOODWILL	$1,135
OTHER ASSETS
Deposits	$23	39
TOTAL OTHER ASSETS	23	39
TOTAL ASSETS	$5,956	$3,906
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term debt
Bank	$295	65
Other	$1,819
Total Short Term Debt	2,114	65
Current maturities of long term debt	$-	-
Accounts payable	$691	383
Deferred Revenue	$1,135	394
Other current and accrued liabilities	$498	265
TOTAL CURRENT LIABILITIES	4,438	1,107
TOTAL LIABILITIES	4,438	1,107
STOCKHOLDERS' EQUITY
Common stock, $.001 par value;150,000 shares authorized; 15,430 shares issued and outstanding at January 31, 2005; 13,901 shares issued
and outstanding at January 31, 2004	$14	13
Treasury Stock	$(26)	(127)
Additional paid-in capital	$54,523	52,001
Accumulated deficit	$(52,993)	(49,088)

TOTAL STOCKHOLDERS' EQUITY	1,518	2,799
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,956	$3,906